Exhibit 10.1

RETENTION AND CONFIDENTIALITY AGREEMENT

This Agreement is effective as of August 14, 2014 (the “Effective Date”) between Noble Energy, Inc. (the “Company”) and the employee who signs below (the “Employee”).

RECITALS

WHEREAS, the Company is an independent energy company engaged in worldwide oil and gas exploration and production (the “Business”).

WHEREAS, Employee is the Chairman and Chief Executive Officer of the Company, serves in a key position of trust for the Company, is integral to the successful operation of the Business, is highly skilled and has substantial knowledge of Company operations, and is a shareholder of the Company.

WHEREAS, the Company desires to provide the benefits contained in this Agreement to Employee in recognition of his past contributions and as an incentive to maintain his employment through the Retention Period (as defined below).

WHEREAS, in exchange for these benefits, Employee desires to enter into this Agreement to protect the Company’s Business, Confidential Information (as defined below), employee and other stockholder relations, goodwill, and other legitimate interests.

NOW, THEREFORE, in consideration of the mutual promises below and for other valuable consideration, the parties agree to the following terms:

TERMS

1.Retention Agreements.

(a)    Mutual Agreements. The Company shall provide Employee with an opportunity to receive the Post-Termination Vesting Benefits (as defined below) and, in exchange, Employee shall use his best efforts in carrying out his duties, responsibilities, and authorities for the Company and to increase the Company’s future performance, create enhanced profitability and value for the Business, protect the Company’s Confidential Information, and enhance the Company’s employee and other stockholder relations, goodwill, and other legitimate interests.

(b)    Retention Period. In exchange for Post-Termination Vesting Benefits and the Company’s other promises in this Agreement, Employee shall continue his employment with the Company through May 1, 2015 or such earlier date in 2015 agreed to by the parties (the “Retention Period”).

(c)    “Post-Termination Vesting Benefits:” Employee has previously received the following grants of stock options and restricted stock from the Company (the “Equity Awards”): (i)     stock options granted pursuant to the 2012 Nonqualified Stock Option Agreement, the 2013 Nonqualified Stock Option Agreement and the 2014 Nonqualified Stock Option Agreement between Employee and the Company (the “Options”); (ii) restricted stock awards granted pursuant to the 2012 Restricted Stock Agreement, the 2013 Restricted Stock Agreement [2-Year Time Vested] and the 2014 Restricted Stock Agreement [2-Year Time Vested] between Employee and the Company (the “Restricted Stock Awards”); (iii) a restricted stock award granted pursuant to the 2013 Restricted Stock Agreement [3-Year Performance Vested] between Employee and the Company (the “2013 Performance Award”);

Exhibit 10.1

and (iv) a restricted stock award granted pursuant to the 2014 Restricted Stock Agreement [3-Year Performance Vested] between Employee and the Company (the “2014 Performance Award”). The Post-Termination Vesting Benefits shall apply only to the Equity Awards listed in the preceding sentence. Any other provision of the applicable award agreements or plan documents to the contrary notwithstanding, if Employee continues his employment with the Company throughout the Retention Period and complies with all other terms and conditions of this Agreement during the Retention Period and thereafter, Employee will be deemed to have continued employment with the Company after his actual termination of employment at the end of the Retention Period until January 31, 2017 (or if earlier until the date he is no longer in compliance with the terms and conditions of this Agreement) solely for the limited purposes of:

(A)    allowing the portions of the Options that are not vested or exercisable as of the last day of the Retention Period (the “Nonvested Options”) to continue in effect after Employee is no longer actually employed by the Company even though Nonvested Options otherwise would be forfeited at such time, and allowing the Nonvested Options to continue to vest and become exercisable in accordance with their terms as if Employee was still employed; provided, however, that (I) with respect to each portion of a Nonvested Option that becomes vested and exercisable after the end of the Retention Period, the applicable five-year exercise period allowed upon Retirement as set forth in the applicable Option agreement shall be determined as though the date that any such portion vests and becomes exercisable was the Employee’s actual date of Retirement so that the Employee is allowed five years in which to exercise after vesting (but in no event shall such exercise period extend beyond the end of the ten-year term set forth in such Option agreement), (II) if Employee’s death occurs after the end of the Retention Period but prior to January 31, 2017, then with respect to any portion of an Option not yet vested and exercisable, Employee will be treated as having terminated employment on the date of his death and any provisions accelerating vesting upon death in the respective Option agreements will apply, and (III) the disability provisions in any of the respective Option agreements shall no longer apply after Employee’s actual termination of employment;

(B)    delaying the forfeiture of and continuing the restricted period applicable to shares granted under the Restricted Stock Awards that were not vested as of the end of the Retention Period so that the shares will vest in accordance with the terms of the respective agreements if Employee continues in compliance with the terms and conditions of this Agreement until any such vesting event; provided, however, that (I) any accumulated dividends payable pursuant to said Awards upon vesting will be paid to Employee no later than March 15, 2016 or the date set forth in the award agreement if earlier, (II) if Employee’s death occurs after the end of the Retention Period but on or before vesting of an Award, Employee will be treated as having terminated employment on the date of his death and the provisions applicable upon death while employed in the award agreements will apply, and (III) the disability provisions in the award agreements shall no longer apply after Employee’s actual termination of employment, but if after the end of the Retention Period the Committee determines in its sole discretion that due to Employee’s physical or mental incapacity, there is no substantial likelihood that Employee could fail to comply with the restrictive covenants in paragraphs 2 or 4 of the Agreement, the Committee may accelerate the vesting date of the remaining shares subject to any or all of such Awards;

(C)    delaying the forfeiture of and continuing the restricted period applicable to shares granted under the 2013 Performance Award so that the shares may vest pursuant to the

Exhibit 10.1

terms of the applicable award agreement as if Employee was still employed on the “Vesting Date” as defined in the award agreement; provided, however, that (I) any accumulated dividends payable pursuant to said Award upon vesting will be paid to Employee no later than March 15, 2016 or the date set forth in the award agreement if earlier, (II) if Employee’s death occurs after the end of the Retention Period but on or before February 1, 2016, Employee will be treated as having terminated employment on the date of his death and the provisions applicable upon death while employed in the award agreement will apply, and (III) the disability provisions in the award agreement for the 2013 Performance Award shall no longer apply after Employee’s actual termination of employment; and

(D) delaying the forfeiture of and continuing the restricted period applicable to shares granted under the 2014 Performance Award so that the shares may vest pursuant to the terms of the applicable award agreement as if Employee was still employed on the “Vesting Date” as defined in the award agreement; provided, however, that (I) any accumulated dividends payable pursuant to said Award upon vesting will be paid to Employee no later than March 15, 2017 or the date set forth in the award agreement if earlier, (II) if Employee’s death occurs after the end of the Retention Period but on or before January 31, 2017, Employee will be treated as having terminated employment on the date of his death and the provisions applicable upon death while employed in the award agreement will apply, and (III) the disability provisions in the award agreement for the 2014 Performance Award shall no longer apply after Employee’s actual termination of employment.

(d)    Termination Prior to End of Retention Period. If Employee’s employment with the Company terminates for any reason prior to May 1, 2015 without the written consent of the Company, which consent shall be in the Company’s sole and absolute discretion, or if the Company terminates Employee’s employment for cause as determined by the Company in its sole and absolute discretion, Employee shall not be entitled to the Post-Termination Vesting Benefits but the remaining provisions of this Agreement shall remain in effect. Nothing in this Agreement shall supersede, nullify, or affect in any way the Company’s rights under the “Compensation Recoupment” provision or any other provision of its Code of Business Conduct and Ethics.

2.Confidential Information. “Confidential Information” includes all of the Company’s confidential or proprietary information, trade secrets (as defined by applicable law), and other information used in the Business providing a competitive advantage but not generally known by competitors, and does not include any information in the public domain and readily available to competitors through no wrongful act of Employee. Employee acknowledges and agrees that (a) the Company has expended, and continues to expend, significant efforts and resources to develop its Confidential Information; (b) the Company’s Confidential Information builds its goodwill with its employees and other stockholders and gives it a competitive advantage in its industry; (c) the Company has provided Confidential Information to Employee before the Effective Date although it was not legally or contractually obligated to do so; (d) as a result of its Business, the Company continually develops new and additional Confidential Information; and (e) Employee has no legal or contractual right to receive such new and additional Confidential Information outside of this Agreement. The Company promises to provide Employee with access to this new and additional Confidential Information that has not been previously disclosed throughout the Retention Period relating to his responsibilities. In exchange, Employee promises at all times to hold in strictest confidence, and not to disclose or use, any Confidential Information (regardless of when disclosed to him) except for the Company’s benefit. Promptly upon the Company’s request, and immediately upon any termination of employment, Employee shall return to the Company, and shall not directly or indirectly keep or deliver to

Exhibit 10.1

anyone else any Confidential Information (including any copies of Confidential Information) or any devices storing Confidential Information.

3.Inventions. All discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Employee before or after the Effective Date, alone or jointly, while performing services for the Company (“Inventions”) shall be the Company’s sole and exclusive property. All original works of authorship protectable by copyright that are produced by Employee while performing services for the Company shall be “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101), and, to the extent that any such works are not works made for hire, Employee assigns without further consideration all right, title, and interest in such works to the Company.

4.Non-Competition and Non-Solicitation Restrictive Covenants.

(a)    Acknowledgements. Employee acknowledges that (i) this Agreement entitles him to receive previously undisclosed Confidential Information which could be used by the Company’s competitors to irreparably harm its competitive position and to receive Post-Termination Vesting Benefits designed to increase his ownership interest in the Company and protect the Company’s goodwill; (ii) it would be virtually impossible for him to ignore his knowledge of the Company’s Confidential Information if he competed against the Company; and (iii) a prohibition against his competing with the Company for a reasonable period of time and within a reasonable geographic area is therefore appropriate for the protection of the Company’s Confidential Information, employee and other stockholder relations, goodwill, and other legitimate business interests.

(b)    Non-Competition and Non-Solicitation. During the Retention Period through January 31, 2017, Employee shall not directly or indirectly, without prior written consent from the Company’s Board of Directors, (i) have any ownership interest in, or serve as an officer, director, independent consultant, contractor, employee, lender or in any other capacity, for any individual or entity that competes with the Company in the Business in any county or parish within the United States, and each county, parish, or similar regional subdivision in any foreign country, where Employee worked for the Company in the Business; (ii) solicit, canvass, or accept any business or services offered by the Company for the benefit of any individual or entity that competes with the Company in any manner related to the Business in the area just specified; (iii) solicit, encourage, facilitate, or induce any employees, other stockholders, service-providers, or licensees of the Company to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company; or (iv) solicit, hire, or otherwise engage any person who is an employee of the Company, or was an employee of the Company, at any time in the one year preceding the solicitation, hiring, or engagement.

(c)    Survival and Enforcement of Covenants; Remedies. Employee’s covenants in paragraphs 2, 3, and 4 shall survive any termination of this Agreement and his employment with the Company, shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company (under this Agreement or otherwise) shall not constitute a defense to the Company’s enforcement of those covenants. Employee acknowledges and agrees that (i) his covenants in paragraph 4 are ancillary to the otherwise enforceable agreements by the Company under paragraph 2 to provide him with previously undisclosed Confidential Information and by him not to improperly use disclose same, and the Company’s agreement to provide him with the Post-Termination Vesting Benefits in the Equity Awards, and are supported by independent, valuable consideration; and (ii) the restraints in those covenants are reasonable and do not include any greater restraint than is reasonably necessary

Exhibit 10.1

to protect the Company’s Confidential Information, goodwill, and other legitimate business interests. If Employee breaches or threatens to breach any such covenants, the Company shall be entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of such breach, violation, or threatened breach or violation. Finally, Employee irrevocably waives any right to challenge the validity or enforceability of such obligations or covenants.
(d)    Permitted Exception. Notwithstanding any other provision of this Agreement, Employee shall be permitted to directly and indirectly make and continue to own passive personal investments in entities which have securities that are registered on a national stock exchange if the aggregate amount owned by him and his immediate family members does not exceed 5% of any such entity’s outstanding securities.

5.Miscellaneous; Jury-Trial Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matters and supersedes all prior and contemporaneous agreements between the parties pertaining to such subject matters. No provision of this Agreement may be amended or waived unless in a writing signed by both parties. Employee agrees that the Company has not made any representation to him concerning this Agreement that is not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any such representation but is instead relying solely on his own judgment. This Agreement shall be governed by the laws of the State of Texas without regard to its rules regarding conflicts of laws. Exclusive venue for any claim between the parties arising out of or related to this Agreement is in any court of competent jurisdiction that regularly conducts proceedings in Harris County, Texas. The terms of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may assign this Agreement without Employee’s further consent but Employee may not assign this Agreement without the Company’s further consent. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement. The Company’s affiliates shall be included within the meaning of “Company” in this Agreement and may enforce this Agreement as intended third-party beneficiaries. The provisions of this Agreement shall be severable, and if provision is determined by a court of competent jurisdiction to be unenforceable, the remaining provisions shall nevertheless be binding and enforceable. If any provision of this Agreement is so deemed unenforceable, the court shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Notwithstanding any other provision of this Agreement, Employee’s employment with the Company is for an unspecified duration, constitutes at-will employment, and may be terminated for any reason or no reason and with or without cause. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AGAINST THE OTHER PARTY AND ITS AFFILIATES.

Exhibit 10.1

AGREED TO AS OF THE EFFECTIVE DATE:

NOBLE ENERGY, INC.	EMPLOYEE

By: /s/ A. Lee Robison	/s/ Charles D. Davidson
Name: A. Lee Robison	Charles D. Davidson
Title: Sr. VP, Human Resources and Administration

Date: August 14, 2014	Date: August 14, 2014